UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event Reported): March 10, 2017

MyDx, Inc.
(Exact Name of Registrant as Specified in Charter)

Nevada	000-55596	99-0384160
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

6335 Ferris Square, Suite B

San Diego, CA 92121

(Address of Principal Executive Offices) (Zip Code)

800-814-4550
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Definitive Material Agreement.

As MyDx, Inc. (the “Company”), previously disclosed in a Current Report on Form 8-K filed on March 10, 2017, the Company had sued Phoenix Fund Management, LLC (“Phoenix”) to prevent further issuances and conversion notices pursuant to, respectively, a June 2016 $250,000 Section 3(a)(10) settlement and an October 2016 $1,000,000 convertible promissory note. Between February 23, 2017 and March 8, 2017, Phoenix submitted five (5) issuance or conversion requests to the Company’s transfer agent for a total of 239,188,023 shares of the Company’s common stock. As a result of the settlement described below, none of these share were issued.

On March 10, 2017, the Company entered into a Settlement Agreement with Phoenix dated March 9, 2017 (the “Phoenix Settlement”). Pursuant to the Phoenix Settlement, Phoenix has agreed it is no longer entitled to any shares pursuant to these two agreements, which are now considered paid in full. On March 15, 2017, in connection with the Phoenix Settlement, the Company filed a motion to dismiss the pending lawsuit with the Eleventh Judicial Circuit of Florida.

On March 13, 2017, the Company and Bright Light Marketing, Inc. (“BLM”), in a settlement related to the Phoenix Settlement, entered into a Settlement Agreement dated March 10, 2017 (the “BLM Settlement”). In 2016, BLM notified the Company that Phoenix was a potential lender. Pursuant to the BLM Settlement, BLM will pay the Company a total of $217,500 over the next twelve (12) months. BLM is due to pay the first $100,000 within thirty (30) business days of the signing of the BLM Settlement. BLM will then pay the Company $10,000 per month on the first day of the next eleven (11) months with the final payment of $7,5000 due on March 1, 2018.

On March 14, 2017, the Company and Vista Capital Investments, LLC (“Vista”) entered into a Settlement Agreement dated March 14, 2017 (the “Vista Settlement”). Vista claimed, and the Company disputed, that Vista was still entitled to certain payments pursuant to convertible promissory notes the Company previously issued. On March 13, 2017, Vista submitted a conversion request of 68,437,500 shares of the Company’s common stock. Pursuant to the Vista Settlement, the Company issued 35,000,000 shares to Vista on March 14, 2017 and all convertible promissory notes issued by the Company to Vista are now considered paid in full.

Item 1.01 of this Current Report on Form 8-K contains only a brief description of the material terms of each of the Phoenix Settlement, the BLM Settlement, and the Vista Settlement and does not purport to be a complete description of the rights and obligations of the parties thereunder, and such descriptions are qualified in their entirety by reference to the documents. A copy of the Phoenix Settlement, the BLM Settlement, and the Vista Settlement is filed as Exhibits 10.1, 10.2, and 10.3 respectively, to this Current Report on Form 8-K.

Item 3.02	Unregistered Sales of Equity Securities.

The description in Item 1.01 of the shares issued by the Company to Vista is incorporated herein. The issuance of the shares set forth herein was made in reliance on the exemption provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”) for the offer and sale of securities not involving a public offering. The Company’s reliance upon Section 4(a)(2) of the Securities Act in issuing the securities was based upon the following factors: (a) the issuance of the securities was an isolated private transaction by us which did not involve a public offering; (b) there was only one recipient; (c) there were no subsequent or contemporaneous public offerings of the securities by the Company; (d) the securities were not broken down into smaller denominations; (e) the negotiations for the issuance of the securities took place directly between the individual and the Company; and (f) the recipient of the securities is an accredited investor.

From November 22, 2016 through March 16, 2017, the Company has issued, in reliance upon Section 4(a)(2) of the Securities Act, 1,086,998,015 shares of common stock at a weighted average price per share of $0.001096 pursuant to conversion notices of convertible promissory notes outstanding totaling approximately $1,164,000. The shares were issued to a total of five lenders. The issuance of such convertible promissory notes was previously disclosed in the Company’s periodic reports filed with the Securities and Exchange Commission. As of March 16, 2017, the remaining principle balance owed by the Company pursuant to a convertible promissory note is $35,000 owed to one lender. This promissory note is not convertible prior to May 13, 2017.

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Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
10.1	Settlement Agreement and Mutual Releases with Phoenix Fund Management, LLC dated March 9, 2017

10.2	Settlement Agreement and Mutual Releases with Bright Light Marketing, Inc. dated March 13, 2017

10.3	Settlement Agreement and Mutual Releases with Vista Capital Investments, LLC, dated March 14, 2017

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MyDx, Inc.

Date: March 16, 2017	By:	/s/ Daniel Yazbeck
Daniel Yazbeck
Chief Executive Officer

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